Exhibit (c)(3)

 Presentation to Board of Directors  Project Wilson  August 14, 2020

 Discussion Framework    Within this presentation, we have examined a broad set of options available to Watford and the benefits and considerations associated with each of the options As a standalone ongoing companyRun-off and M&A alternatives Standalone ongoing optionsUsing management’s projections of financial standalone ongoing results, and management guidance on potential alterations to the base plan, have explored the value of the business on a go-forward basis at its current cost of equity and multiples, as well as across a range of sensitivitiesKey question: will changes outlined under various scenarios, if achieved, drive a re-rating of the company’s cost of equity and multiples?Run-off / M&A alternativesHave analyzed management’s projections in a run-off scenario Provide perspectives on potential sale and merger alternatives     2

 Potential Alternatives for Watford  Multiple potential paths forward exist for WatfordMany standalone paths are not mutually exclusive (i.e., could pursue several options together)    3  Standalone / Organic  Run-Off / M&A  Status Quo  Renegotiation of Service Agreements  De-risk Investment Portfolio  Arch Sidecar & De-risk Investment Portfolio  Run-off  Sale  Merger  1  4  3  2  6  7  8  Establish Non-Arch (Re)insurance Business  5

Morgan Stanley

Assessment of Standalone / Organic Alternatives

	Description	Benefits	Consideration
1 Status Quo	• Ongoing operation of the business plan without significant changes	• Benefit from hardening reinsurance market • Initiatives in place to improve underwriting returns	• Unclear catalyst to improve valuation • Unlikely to address shareholder concerns • May elevate risk of shareholder activism
2 Renegotiation of Service Agreements	• Ability to adjust key terms of service agreements, including fees paid to both Arch and HPS	• Could result in improved return profile, more in line with broader reinsurance peer group • Both Arch and HPS motivated to see Watford succeed	• Potential lack of negotiating leverage — Existing agreements limit ability to terminate contracts — Run-off key threat • Does not address broader strategic challenges
3 De-risk Investment Portfolio	• Shift of investment portfolio from high-yield assets managed by HPS to investment grade bonds • Shift drives reduced capital requirements, providing opportunity to return capital	• Ability to return capital • Enhances comparability to traditional reinsurers • May improve cost of equity which is elevated vs. traditional reinsurers, likely in part due to higher risk / volatility investment strategy	• Lower returns / more difficult to achieve targeted returns — Potentially offset by capital return • Dependent on support of HPS
4 Arch Sidecar & De-risk Investment Portfolio	• Shift of investment portfolio from high-yield assets managed by HPS to investment grade bonds • Shift drives reduced capital requirements, providing capital to write additional reinsurance business	• May improve cost of equity which is elevated vs. traditional reinsurers • Enhance scale • Further benefit from hard market	• Shareholder patience to reinvest in reinsurance • Balance of capital deployment vs. capital return, particularly at current valuation
5 Establish Non-Arch (Re)insurance Business	• Build out independent insurance / reinsurance business from Arch, either via M&A or hiring	• Create "franchise value" • Would create optionality on renewal of Arch agreement	• Difficult to pursue under current Arch agreement • Dependent on finding right team / target • Likely requires multi-year ramp-up pattern to prove out business model • Difficult to pursue as a public company

PROJECT WILSON 4

Morgan Stanley

Assessment of Run-Off / M&A Alternatives

	Description	Benefits	Consideration
6 Run-Off	• Place business into run-off • Provides ability to return capital as business runs down	• Realization of value over near-term period • Readily achievable; not dependent on external factors (other than Arch)	• Arch constraints may complicate ability to sell vehicle to run-off specialist (i.e., as would be financing transaction vs. providing ability to accelerate reserve releases) • Contractual fees paid to Arch over run-off period (1% of reserves annually) • Risk of some amount of capital becoming "stuck" until regulators release it
7 Sale	• Sale of company to strategic or financial acquiror	• Realize immediate value for company at premium to current market price	• Limited universe of partners — Deterrent factor of Arch / HPS agreements — Lack of true franchise may limit interest — Potentially difficult for run-off company to take on given Arch constraints
8 Merger	• Merger with partner to create larger platform	• Greater scale to improve returns • Opportunity to enhance platform	• Limited universe of partners; other "total return" reinsurers as key candidates • Ability to reconcile existing Arch / HPS agreements with partners (large number of stakeholders) • Desire to issue shares • Strategic benefit / resolution of challenges?

PROJECT WILSON 5

 WTRE Stock Price Performance and P/BV Multiple    Stock Price ($)    Since WTRE Listing (x)  Source: Capital IQ, SNL Financial (08/11/2020)Notes:Total Return Peers include GLRE and TPRETraditional (Re)insurance Peers include ACGL, ARGO, AXS, RE, RNR and Y    6  Price / Book Value – WTRE vs. Peers  WTRE  Total Return Re. Peers (1)  Traditional Reinsurance Peers (2)  0.45x  0.98x  0.63x  WTRE Stock Price Performance Since Listing  All-Time High: $28.90  All-Time Low: $10.86  $17.46  Volume (Shares, MM)  All-Time High: 0.72x  All-Time Low: 0.27x

 Comparison of Key Metrics    Price / Book Value  (x)  2021E ROE  (%)  Cost of Equity  (%)    7  Source: Company Filings, Capital IQ, SNL Financial (08/11/2020)Notes:Total Return Peers include GLRE and TPRETraditional (Re)insurance Peers include ACGL, AXS, RE, RNR and Y  WTRE    Total Return Re. Peers  (1)    Traditional Reinsurance Peers  (2)

 Overview of Management Financial Projections    Projections developed by company management based on current operating model (i.e. status quo scenario)Assumed baseline combined ratio and management feesNo de-risking of portfolioNo sidecar  Premiums Written  ($MM)  Combined Ratio  (%)  Net Investment Assets and Average Yield  ($MM / %)  Net Income and ROAE  ($MM / %)    8  (0.3%)  6.0%  (0.7%)  4.2%  4.1%  4.0%  Net Yield:  (5.9%)  5.1%  (5.6%)  9.5%  11.6%  11.0%  ROAE:

 Dividend Discount Model Summary    Projections based on Company Operating Model of status quo scenarioAssumed baseline combined ratio and management feesNo de-risking of portfolioNo sidecarDiscount rate of 10.0% based on Watford’s cost of equityExit multiple of 0.45x BVPS based on Watford’s current trading multiple(1)  Notes:As of 08/11/2020Includes loss reserve equity, senior notes, contingent redeemable preferred shares less intangible assets    9  (2)

Morgan Stanley

Analysis of Standalone Alternatives

	Description	Key Metrics (2023E)
1 Status Quo	• Baseline assumptions including — Hardening market — Achievement of 10%+ ROE	• Combined Ratio: 99% • ROAE: 11.0% • Net Yield: 4.0%
2 Renegotiate Existing Agreements	• 3 point improvement to expense ratio • 35 bps reduction to investment management expense	• Combined Ratio: 96% • ROAE: 13.9% • Net Yield: 4.2%
3 De-Risk Investment Portfolio	• Transfer $500MM from HPS to investment grade strategy	• Combined Ratio: 99% • ROAE: 9.8% • Net Yield: 3.3%
4 Arch Sidecar and De-Risk Inv. Portfolio	• Transfer $500MM to investment grade • Use incremental capital to support larger reinsurance business	• Combined Ratio: 97% • ROAE: 11.9% • Net Yield: 3.1%

Sensitivity Analysis

1 Status Quo — Terminal BV Multiple

Cost of Equity	0.27x	0.45x	0.60x	0.80x
8.0%	$23.16	$28.57	$33.09	$39.12
9.0%	$22.33	$27.48	$31.78	$37.52
10.0%	$21.50	$26.39	$30.48	$35.93

2 Renegotiate Existing Agreements — Terminal BV Multiple

Cost of Equity	0.27x	0.45x	0.60x	0.80x
8.0%	$29.04	$34.45	$38.98	$45.00
9.0%	$28.07	$33.23	$37.53	$43.26
10.0%	$27.11	$32.00	$36.09	$41.54

3 De-Risk Investment Portfolio — Terminal BV Multiple

Cost of Equity	0.27x	0.45x	0.60x	0.80x
8.0%	$22.98	$27.63	$31.53	$36.71
9.0%	$22.28	$26.71	$30.42	$35.35
10.0%	$21.58	$25.79	$29.31	$34.00

4 Arch Sidecar and De-Risk Inv. Portfolio — Terminal BV Multiple

Cost of Equity	0.27x	0.45x	0.60x	0.80x
8.0%	$22.39	$28.18	$33.02	$39.47
9.0%	$21.59	$27.11	$31.72	$37.85
10.0%	$20.80	$26.04	$30.42	$36.25

PROJECT WILSON

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Morgan Stanley

M&A Perspectives

- Run-off a viable potential option, with Arch's support
  - However, may be self-administered for a period vs. immediate third-party sale given Arch relationship dynamics
  - Arch to receive run-off economics as part of service agreement
  - May limit run-off buyer interest given run-off model of optimizing claims activity (vs. pure financing)
  - Ultimately, run-off will require exit option as business becomes increasingly sub-scale

- Sale options may be constrained by Arch service agreement
  - Multi-year agreement with Arch, and Arch retains right to service run-off business in event of sale
  - Few strategics likely to step into such an arrangement absent changes
  - Ongoing interest in insurance / reinsurance platforms, though requires reaching agreement with Arch
  - Transactions for non-franchise / run-off companies have generally ranged from ~0.6x-1.0x P/TBV; multiples for franchise transactions in reinsurance space have generally ranged from ~0.8x-1.3x P/TBV

- Merger option exists, though universe of partners may be somewhat limited - and will likely require Arch cooperation
  - Third Point Re / Sirius transaction as relevant precedent
  - Potentially motivated counterparties in Greenlight Re, ABR and Harrington Re - and in the future, SiriusPoint
  - Several key questions for merger transaction:
    - Are benefits created sufficient to drive a meaningful re-rating of stock? (i.e., does it improve meaningfully positioning vs. status quo?)
    - Achievability given service agreements with investment/insurance partners (on both sides)

PROJECT WILSON 11

 Run-Off Analysis    Projections based on Company Run-Off ModelAssumes business is sold after 5 years of run-offAssumes 100% asset reallocation to investment-grade assets upon run-offDiscount rate of 10.0% based on Watford’s cost of equityExit multiple of 0.80x BVPS based on precedent run-off dealsPresent discounted value of Arch run-off fees over 5 years: $42.9MM or $2.14/share  Notes:Based on 50% of net reserves    12  (1)

 Appendix  Supporting Materials    13

 Peer Trading Comparables    Source: Company Filings, Capital IQ, SNL Financial (08/11/2020)Notes:Reflects median annual combined ratio over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual combined ratios over the last 10 fiscal years, or since inception as appropriate Reflects median annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriate  Supporting Materials  14  (1)  (2)  (3)  (4)

Morgan Stanley

Select Precedent Transactions (1 of 2)

Run-Off P&C Transactions

- Limited publicly available data on P&C run-off transactions
- On a recent P&C run-off transaction Morgan Stanley worked on, bids were generally in the 0.85-1.00x range of tangible book value
- Greenlight Re rumored to have rejected run-off bid at around ~0.9x P/BV in late 2019

Select Precedent Transactions

Date	Acquirer	Target	Deal Value (US$Bn)	Deal Value as a Multiple of BV	Deal Value as a Multiple of TBV	Deal Value as a Multiple of LTM EPS
Run-Off						
11/25/2019	Carlyle and Investor Group	Fortitude (P&C and Life)	2.3[1]	0.40x[1]	0.40x[1]	N/A
7/26/2016	Catalina	Downlands Liability	0.3	0.83x	N/A	N/A
6/2/2013	Fairfax	American Safety	0.3	0.89x	0.95x	N/M
8/30/2012	Validus Holdings	Flagstone	0.6	0.74x	0.78x	N/M
8/27/2012	Enstar Group	SeaBright	0.3	0.71x	0.72x	N/M
6/10/2010	Old Republic	PMA Capital	0.2	0.55x	0.59x	10.8x
5/30/2008	Catalina	Quanta	0.2	0.82x	0.85x	8.1x
Run-Off Median				**0.74x**	**0.75x**	**9.4x**

Source: Capital IQ, SNL Financial, Company Filings and Materials
Notes:
1. Deal value reflects implied value of 100% stake; book value and tangible book value reflect 12/31/2019 figures (nearest available)

PROJECT WILSON

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Morgan Stanley

Select Precedent Transactions (2 of 2)

Select Precedent Transactions

Date	Acquirer	Target	Deal Value (US$Bn)	Premium to Unaffected	Deal Value as a Multiple of BV	TBV	NTM EPS
Bermuda Reinsurance							
8/6/2020	Third Point Re	Sirius Group	0.8	97%[1]	0.52x[2]	0.81x[2]	N/M
10/30/2018	RenaissanceRe	Tokio Millennium Re	1.5	N/A	1.01x	1.02x	N/A
8/3/2015	EXOR	PartnerRe	6.9	23%	1.18x[3]	1.30x[3]	15.4x
7/27/2015	CMI	Sirus	2.2	N/A	1.26x	1.28x	N/A
3/31/2015	Endurance	Montpelier	1.8	19%	1.21x	1.21x	13.9x
11/24/2014	RenaissanceRe	Platinum	1.9	24%	1.13x	1.13x	18.3x
Bermuda Reinsurance Median				**24%**	**1.15x**	**1.17x**	**15.4x**
Bermuda Hybrid							
8/28/2018	Apollo	Aspen	2.6	12%	1.12x	1.13x	11.6x
3/5/2018	AXA	XL Group	15.3	54%	1.51x	1.96x	15.4x
1/22/2018	AIG	Validus	5.6	46%	1.58x	1.78x	17.3x[4]
12/18/2016	Fairfax	Allied World	4.9	18%	1.35x	1.57x	21.7x
10/5/2016	Sompo	Endurance	6.3	43%	1.36x	1.53x	14.5x
Bermuda Hybrid Median				**43%**	**1.36x**	**1.57x**	**15.4x**
Overall Bermuda Reinsurance / Bermuda Hybrid Median				**24%**	**1.21x**	**1.28x**	**15.4x**

Source: Capital IQ, SNL Financial, Company Filings and Materials

Notes:

1. Represents premium paid to public shareholders; does not incorporate value to CMIH
2. Book value and tangible book value reflect 2Q20 figures as referenced in Third Point investor presentation, which preceded Sirius earnings announcement
3. PartnerRe 6/30/2015 book value adjusted for $315MM breakup fee payable to AXIS
4. Utilizes 2018E EPS (instead of NTM EPS) as NTM artificially low due to 4Q'17 losses

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   17  Cost of Equity Analysis  Watford Cost of Equity Analysis  Supporting Materials  Source: Capital IQ, SNL Financial (08/11/2020)

Morgan Stanley

Third Point Re Merger with Sirius Group

- Third Point attempting to shift from "hedge fund reinsurer" model to more traditional reinsurance model
- Acquired more traditional reinsurance business / platform
- Have actively de-risked investment portfolio over time

Expected SiriusPoint Investment Mix


Fixed Income and Collateral 74%(3)
TPE and Alternatives 26%

$6.1Bn Total Invested Assets

Transaction Overview

- On August 7, 2020, Third Point Re and Sirius Group announced plans to merge to create SiriusPoint
  - Deal values Sirius Group at $788MM[1]
  - Transaction value represents ~80% of Sirius' 2Q'20 TBV
- Third Point LLC to manage assets directly under the direction of SiriusPoint
- Deal is expected to be accretive to EPS and ROE with limited book value dilution
- Sid Sankaran, former AIG CFO and Chief Risk Officer to be Chairman and CEO

Expected Business Mix


Property 36%
Specialty & Casualty 34%
Run-off & other 6%
Accident & Health 24%

2Q'20 GPW LTM $2.5Bn


78%
22%
Insurance
Reinsurance

Transaction Structure

- Third Point to acquire 100% of Sirius Group
- Sirius shareholders will have ability to elect one of three options:
  1. $9.50 in cash per share
  2. TPRe shares plus two year CVR which, taken together, guarantees that on the second anniversary of the closing date the electing shareholder will have received equity and cash of at least $13.73 per share on that date
  3. i) cash, ii) TPRe shares, iii) Series A preference shares, iv) five year warrants and v) upside share instrument
     - CMIH has agreed to elect option #3 and has agreed to a 9.9% voting cap and lockup agreement
     - CMIH expected to own ~39%[2] of SiriusPoint
- Existing excess cash and $125MM bridge loan commitment providing funding for cash consideration and other redemptions
- Daniel S. Loeb, Third Point's largest individual shareholder, to provide an equity commitment of $50MM

Notes:
1. Assumes all minority investors elect option 2 at $13.73 of value and CMIH elects option 3 based on 0.743x and TPRe share price of $8.15 (excludes warrants and upside share instrument as both are out of the money)
2. Based on pro forma diluted shares outstanding (includes Series A preference shares)
3. Includes cash and cash equivalents (including restricted cash)

PROJECT WILSON

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